Exhibit 5.1
Kenneth L. Guernsey
(415) 693-2091
kguernsey@cooley.com
October 17, 2008
eBay Inc.
2145 Hamilton Avenue
San Jose, California 95125
Ladies and Gentlemen:
We have acted as counsel to eBay Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), including the prospectus (the “Prospectus”), which forms part of the Registration Statement. The Prospectus provides that it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”). The Registration Statement, including the Prospectus, as supplemented from time to time by one or more Prospectus Supplements, will provide for the registration by the Company of an indeterminate aggregate principal amount of debt securities, in one or more series (the “Debt Securities”), which may be issued under the Indenture (including any supplements thereto, the “Indenture”) to be entered into by the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), the form of which is filed as Exhibit 4.1 to the Registration Statement. The Debt Securities are being registered for offering and sale from time to time pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the “Securities Act Rules”).
In connection with this opinion, we have examined and relied upon originals, or copies certified to our satisfaction, of such documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought to independently verify such matters.
In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.
Our opinion herein is expressed solely with respect to the federal laws of the United States, the Delaware General Corporation Law and, as to the Debt Securities constituting valid and legally binding obligations of the Company, the laws of the State of New York. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities or to the sale or issuance thereof.
101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that, with respect to any series of Debt Securities issued under the Indenture and offered under the Registration Statement, provided that (i) the Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act and the Prospectus and any and all Prospectus Supplement(s) required by applicable laws have been delivered and filed as required by such laws; (ii) the Indenture has been duly authorized by the Company and the Trustee by all necessary corporate action; (iii) the Indenture, in substantially the form filed as an exhibit to the Registration Statement, has been duly executed and delivered by the Company and the Trustee; (iv) the issuance and terms of such Debt Securities have been duly authorized by the Company by all necessary corporate action; (v) the terms of such Debt Securities and their issuance and sale have been duly established in conformity with the Indenture so as to not violate any applicable law, the Company’s then-operative certificate of incorporation or the Company’s bylaws, or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (vi) such Debt Securities have been duly executed and delivered by the Company and authenticated by the Trustee pursuant to the Indenture and duly delivered to the purchasers thereof against payment therefor, then such Debt Securities, when issued and sold as contemplated in the Registration Statement, the Prospectus and related Prospectus Supplement(s) and in accordance with the Indenture and a duly authorized, executed and delivered purchase, underwriting or similar agreement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.
This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.
Very truly yours,
Cooley Godward Kronish LLP

/s/ Kenneth L. Guernsey Kenneth L. Guernsey
101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM